Exhibit 99.1
[CORRECTED]

New Oriental Energy & Chemical Reports First Quarter Revenues Increased 8.4% On Limited DME Sales

Sharp Gain In DME Sales Upon Completion Of New 200,000 Ton Capacity Methanol Plant Continues To Be Anticipated Later This Year

Company To Host Investor Conference Call On Wednesday, August 20, At 8:00am ET

NEW YORK, NY--August 14, 2008 -- New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC), a specialty chemical and emerging coal-based alternative fuel manufacturer in The People's Republic of China (PRC), said today that, in line with its prior guidance, revenues in the first quarter of fiscal year ’09 ended June 30, 2008, increased 8.4% to $15,965,093 compared with $14,727,290 in the same period in the prior fiscal year. The Company noted that first quarter sales of its coal-based alternative fuel, DME, increased 11.09% over the same period last year to $4,915,616 and represented 30.79% of the Company’s total revenues in the period, a result of the Company’s decision to limit DME sales due to the high cost of purchased methanol currently needed to produce DME at full capacity. Sales of fertilizer chemicals, mainly urea, grew 7.60% and contributed 62.12% to the Company’s total revenues in the period.

Mr. Chen Si Qiang, president and CEO of New Oriental Energy and Chemical Corp. commented, “We continue to expect that upon the anticipated completion of our new 200,000 ton methanol plant in the November/December timeframe, we will be positioned to self-produce the methanol necessary to achieve our growth forecast and sell all of the DME we can produce with strong margins. This should raise the contribution to revenues from our coal-based alternative fuels to 55% in the current fiscal year and substantially more in FY’10, when we expect to optimize our alternative fuel production in each quarter of the year utilizing self-produced methanol.”

According to the Company, comprehensive income in the FY’09 first quarter, including an unrealized foreign exchange gain of $440,034, an increase of 28.82% over the same period last year, grew to $1,268,053, an increase of 1.30% over the same period last year. Mainly reflecting higher raw material costs as well as increased administrative costs, net income in the period was $828,019, or approximately 19.05% lower than the $1,022,898 reported in the first quarter of fiscal year 2008. EPS, based on net income, was 0.07 per share in the first quarter of fiscal year 2009, compared to 0.08 in the first quarter of fiscal year 2008.

The Company noted that while gross margins on urea decreased 2.66% to 18.53% in the first quarter compared to the year ago quarter, they compared favorably with fiscal year end ’08 gross margins of 17.93%, and it expects urea margins will continue to be helped during the year by its cost reducing innovations and investments.

During the quarter, the Company also saw increases in gross margins on its alternative fuel products. DME margins increased approximately 4% to 18.05% in the quarter as DME prices grew nearly 40% compared to the year ago period. Over the same period, margins on methanol increased 26.26% to 31.31%, also mainly due to increased prices. The Company noted that nearly all of its self produced methanol in the period was utilized as feedstock for its DME production.

Capital Expenditures

The Company reported that as of June 30, 2008, total assets were $57,266,676 and total liabilities were $38,709,130, up respectively from $50,754,315 and $33,464,822 at year end fiscal ’08. Shareholders’ equity increased to $18,557,546 at June 30, 2008 compared with $17,289,493 a year earlier.

During the quarter, the Company substantially increased cash utilized in investing activities, principally as a consequence of its increased capital expenditure for construction of a new 200,000 ton capacity methanol plant, which will facilitate optimum utilization of its 150,000 ton DME production capacity. The Company reported that $6,867,622 was spent in the first quarter on construction in progress, bringing its total investment in the new methanol plant to $14 million (RMB 96,580,000) as of June 30, 2008.

The Company added that it continues to have good borrowing capacity and no current long term liabilities and, further, anticipates a strong increase in its cash flow upon completion of the new methanol facility.

Strong Growth Outlook

Looking ahead, the Company reiterated its expectation of another year of record overall growth, with revenues increasing at least 20% and net income also anticipated to grow approximately 20%. This is based on the anticipation of continuing solid gains in its fertilizer business and a significantly increased contribution from its alternative fuel products when its new 200,000 ton capacity methanol plant comes on stream in the November/December time frame. With its new self produced methanol capacity, the Company will not be required to purchase methanol at higher prices from outside vendors to produce DME and expects improved DME margins of 20%-25%. Significantly, the Company will be positioned to optimize production of DME and methanol depending on prevailing economics.

The Company added that in line with its growth strategy, it expects the contribution to total revenues from its growing alternative fuels business in fiscal year 2009 will increase to 55% from approximately 48% in fiscal year 2008, and expects this will increase further to approximately 70% in fiscal year 2010, when the Company anticipates it will be able to generate approximately $90 million in revenues from four full quarters of optimum production of DME and methanol, in addition to any gains it may achieve in sales of its core fertilizer products.

Conference Call Invitation

The Company will host a conference call to discuss its first quarter results for the period ended June 30, 2008 and its FY'09 outlook on Wednesday, August 20, 2008 at 8:00 a.m. ET.

Interested participants should call 1-800-762-8779 when calling within the United States or 1-480-629-9031 when calling internationally. Please ask for the New Oriental Energy & Chemical Earnings Conference Call, Pass Code 3912195. There will be a playback available until 08/27/2008. To listen to the playback, please call 1-800-406-7325 when calling within the United States or 1-303-590-3030 when calling internationally. Use the Pass Code 3912195 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=0000554C or at ViaVid's website at www.viavid.net. The webcast can be accessed through August 20, 2009.

New Oriental Energy & Chemical Corp.

Item	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Growth in Amount	Increase (Decrease) in Percentage (%)
	US $	(%)	US $	(%)	US $
Revenues	15,965,093	100.00%	14,727,290	100.00%	1,237,803	8.40%
Cost of Goods Sold	(13,257,214)	(83.04%)	(12,118,023)	(82.28%)	(1,139,191)	9.40%
Gross Profit	2,707,879	16.96%	2,609,267	17.72%	98,612	3.78%
Research and development	20,433	0.13%	51,662	0.35%	(31,229)	(60.45%)
Selling and distribution	277,989	1.74%	435,049	2.95%	(157,060)	(36.10%)
General & administrative	949,161	5.95%	428,226	2.91%	520,935	121.65%
Income from operations	1,460,296	9.15%	1,694,330	11.5%	(234,034)	(13.81%)
Interest expense, net	(186,755)	(1.17%)	(99,834)	(0.68%)	(86,921)	87.07%
Other, net	(32,167)	(0.20%)	10,456	0.07%	(42,623)	(407.64%)
Income before tax	1,241,374	7.78%	1,604,952	10.90%	(363,578)	(22.65%)
Income tax	413,355	2.59%	583,815	3.96%	(170,460)	(29.20%)
Income from continuing operation	828,019	5.19%	1,021,137	6.93%	(193,118)	(18.91%)
Discontinued operation	-	0.00%	1,761	0.01%	(1,761)	(100.00%)
Net income (loss)	828,019	5.19%	1,022,898	6.95%	(194,879)	(19.05%)
Foreign currency translation gain	440,034	2.76%	341,582	2.32%	98,452	28.82%
Other comprehensive income	440,034	2.76%	228,860	1.55%	211,174	92.27%
Comprehensive income	1,268,053	7.94%	1,251,758	8.50%	16,295	1.30%
Weighted average shares outstanding basic and diluted	12,640,000		12,640,000
Net income per share, basic and diluted	0.07		0.08

NEW ORIENTAL ENERGY & CHEMICAL CORP.
(FORMERLY SPORTS SOURCES, INC.) AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

ASSETS
	June 30, 2008	March 31, 2008
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,636,234	$7,487,808
Restricted cash	7,140,150	5,438,809
Notes receivable, net of reserve of $145,792 and $135,563 at June 30, 2008 and March 31, 2008, respectively	597,746	647,908
Inventories	5,236,548	2,171,040
Prepayments for goods	378,460	1,196,831
Due from employees	22,626	13,213
Other assets	87,848	134,993
Due from related parties	302,937	-
Total current assets	15,402,549	17,090,602

Plant and equipment, net	20,515,470	20,102,938
Land use rights, net	1,658,671	1,629,633
Construction in progress	17,437,409	9,740,638
Deposits	2,036,189	1,978,389
Deferred taxes	183,245	179,541
Other long-term assets	33,143	32,574
Total long-term assets	41,864,127	33,663,713

TOTAL ASSETS	$57,266,676	$50,754,315

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,048,291	$1,656,883
Other payables and accrued liabilities	647,167	545,090
Short-term debt	20,730,854	17,954,837
Customer deposits	4,129,364	4,220,527
Payable to contractors	474,473	506,364
Due to related parties	6,920,942	5,708,995
Taxes payable	1,288,696	1,424,992
Total current liabilities	37,239,787	32,017,688

LONG-TERM LIABILITIES
Long-term notes payable	529,224	517,168
Deferred taxes	780,245	773,449
Due to employees	159,874	156,517
Total long-term liabilities	1,469,343	1,447,134

TOTAL LIABILITIES	$38,709,130	$33,464,822

CONTINGENCIES	$0	$0

SHAREHOLDERS' EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 shares issued and outstanding as of June 30, 2008 and March 31, 2008, respectively	12,640	12,640
Additional paid-in capital	4,573,205	4,573,205
Retained earnings (restricted portion was $950,327 as of June 30, 2008 and March 31, 2008, respectively)	11,454,518	10,626,499
Accumulated other comprehensive income	2,517,183	2,077,149
TOTAL SHAREHOLDERS' EQUITY	18,557,546	17,289,493

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$57,266,676	$50,754,315

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. listed on the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, China. The Company’s core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated mainly from its focus on expanding production of coal-based alternative fuels, in particular, methanol and dimethyl ether (DME), which is a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company’s sales are made through a network of distribution partners in China. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Mr. Ben Wang
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 10-6709-2670

Investors:

Mark Miller
East West Network Group
mmeastwest@hotmail.com
Ph: (770) 436-7429

Press:

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (212) 425-6951